NEWS
CONTACT INFORMATION
Fred Knoll                                           Pat Kessler
212-808-7474                                         Thinking Tools, Inc.
                                                     831-373-8688
                                                     pkessler@thinkingtools.com

                 Thinking Tools Inc. Completes Bridge Financing

     Board Members, Stockholders To Provide Funds for Continuing Operations


Monterey, CA--December 7, 1998-- Thinking Tools, Inc. (OTC:TSIM) today announced that it has received a bridge financing offering from members of the Thinking Tools board of directors and stockholders. The funds will be used in a number of areas, including new product development and future expansion into new markets.

"In addition to Think 2000 software and the Risk Assessment and Management Simulation (RAMS) technology which enables companies and business executives to address both the year 2000 issue and beyond, special attention is being given to our simulation technology and its application in the areas of business process management, Complexity Management Simulation (CMS), enterprise modeling and simulation for learning", said Moshe Zarmi, President and CEO, Thinking Tools, Inc. "We are very pleased with the enthusiastic response and participation from members of the Board and the shareholders and consider their funding a vote of confidence in the company's strategic direction."

Thinking Tools has recently broadened its offerings in the Year 2000 RAMS market through the release of two new versions of its Think 2000 software: a leased version - Think 2000 LV, and Think 2000 SB, a small to mid-size business version. These two versions together with the full enterprise Think 2000 will take companies through the Year 2000 and deep into the new millennium.

About Thinking Tools, Inc.
Thinking Tools develops interactive business simulation software with its agent based adaptive simulation (ABAS) technology, that enables business professionals to visualize, explore and ultimately master complex business issues and help them to make better decisions. In 1993, the Business Simulation Division of Maxis Corporation, a leading computer game maker best known for SimCity, was spun off to form Thinking Tools. Since then, Thinking Tools has applied the lessons learned from customers' experiences with interactive computer games including SimCity to developing business simulations for top organizations such as Andersen Consulting, Chevron Corporation, Coopers & Lybrand, MCI/SHL Systemhouse, Systems Engineering Solutions, and the U.S. Department of Defense. Examples of Thinking Tools' products developed for partners include Project Challenge, SimHealth, SimRefinery and TeleSim. The company completed its initial public offering in October of 1996 and trades under the symbol "TSIM" on the OTC market. The company's web site is http://www.thinkingtools.com
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